Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Media:	Investor Relations:	RAI 2010-09
	Jan Smith	Morris Moore
	(336) 741-6995	(336) 741-3116
Reynolds American companies to consolidate, upgrade manufacturing facilities
Winston-Salem, N.C. – May 28, 2010 – To maximize cigarette-manufacturing efficiency and expand smokeless tobacco production capacity, several operating companies of Reynolds American Inc. (NYSE: RAI) are making changes to their manufacturing facilities.
A cigarette factory in Winston-Salem, N.C., and one in Yabucoa, Puerto Rico, will close, and production from those two older plants will transfer to R.J. Reynolds Tobacco Company’s largest facility in Tobaccoville, N.C.
Meanwhile, American Snuff Company, LLC is expanding its smokeless tobacco processing and manufacturing capacity by investing in facilities in Memphis and Clarksville, Tenn.
“Our operating companies are optimizing their manufacturing networks to increase efficiency, upgrade and expand some operations, and reduce complexity,” said Susan Ivey, RAI’s chairman, president and chief executive officer. “These changes make our companies more efficient in light of the declining U.S. cigarette industry and growth in smokeless tobacco. Consolidating production into fewer and newer facilities will also facilitate cost-effective compliance with new federal regulation of the tobacco industry.”
Cigarette manufacturing volume and employees will begin moving from R.J. Reynolds’ Whitaker Park plant to Tobaccoville this summer. Whitaker Park will cease manufacturing in mid-2011.
Cigarette production at an R.J. Reynolds Tobacco Company affiliate in Yabucoa will be transferred to Tobaccoville by the end of August 2010. About 60 manufacturing employees’ jobs in Yabucoa will be eliminated, and those employees will receive severance benefits. The company’s distribution operations in Puerto Rico are not affected by the plant closure.
In Memphis, American Snuff Co. is expanding its manufacturing operations using property and a facility purchased last year. Construction began in April, and the new facility will be fully operational in January 2012. The company’s current plant, built in 1904, will close in 2012.
American Snuff Co. is also doing construction in Clarksville, Tenn., to increase its tobacco-processing capacity. New tobacco receiving and processing operations and dry snuff manufacturing will begin in phases, and the facilities will be fully operational by early 2012.
“The decision to close a plant is never easy,” said Ivey. “These changes to our companies’ operations footprint address last year’s significant increase in the federal tax on cigarettes and new regulatory requirements. We must ensure that our companies are keenly focused on productivity and efficiency in order to continue to compete successfully in the years ahead.”

Independent of the changes to manufacturing facilities, Ivey also said work continues on determining the best way to redeploy R.J. Reynolds’ former headquarters building in Winston-Salem. The company’s real estate advisors recently contacted a number of commercial, non-profit and economic-development organizations to gauge potential interest in the iconic building, Ivey said, and discussions are expected to continue throughout 2010.
Web Disclosure
RAI’s website, www.ReynoldsAmerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.ReynoldsAmerican.com to receive alerts when news about the company has been posted.
About Us
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the United States: Camel, Pall Mall, Winston, Doral and Kool.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. American Snuff Co. also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden and Denmark under the Zonnic brand name.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
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